Exhibit 99.1

Boeing to Sell Portions of Digital Aviation Solutions to Thoma Bravo for $10.55 Billion

•	Agreement includes principles for data sharing and future collaborations to ensure continuity of operations under Thoma Bravo’s ownership.

•	Sale strengthens Boeing’s capital structure and allows company to focus on core business, including key continued technical operations.

ARLINGTON, Va., April 22, 2025 — Boeing [NYSE: BA] has entered into a definitive agreement to sell portions of its Digital Aviation Solutions business, including its Jeppesen, ForeFlight, AerData and OzRunways assets, to Thoma Bravo, a leading software investment firm. This all-cash transaction is valued at $10.55 billion.

Boeing will retain core digital capabilities that harness both aircraft and fleet-specific data to provide commercial and defense customers with fleet maintenance, diagnostics and repair services. This digital expertise will continue to provide predictive and prognostic maintenance insights.

“This transaction is an important component of our strategy to focus on core businesses, supplement the balance sheet and prioritize the investment grade credit rating,” said Kelly Ortberg, Boeing president and chief executive officer.

“This enables all parts of the digital portfolio to focus on their strengths,” said Chris Raymond, president and chief executive officer of Boeing Global Services. “Our commitment to meeting our customers’ needs is unwavering as we move forward with our core products and services to support their fleets.”

“We are proud to be investing in such an important technology platform in the broader aerospace and defense industry,” said Holden Spaht, a Managing Partner at Thoma Bravo. “With a heritage dating back to the 1930s, Jeppesen has been at the forefront of technological innovation for nearly a century. We are excited to build on this track record and power its next phase of growth.”

“The business has been through an impressive growth transformation in recent years and has strong momentum,” said Scott Crabill, a Managing Partner at Thoma Bravo. “Thoma Bravo has a long track record of backing leading technology companies in partnership with existing management. We look forward to supporting the company’s standalone growth objectives through strategic investments, operational best practices and a shared commitment to innovation and long-term value creation.”

Approximately 3,900 employees around the globe work in Boeing’s Digital Aviation Solutions organization, which includes elements of the business remaining within Boeing and those included in the sale. Boeing is working with Thoma Bravo to help ensure as seamless of a transition as possible for employees while continuing to meet the needs of customers in accordance with all obligations.

The transaction is expected to close by the end of 2025 and is subject to regulatory approval and customary closing conditions.

Citi is acting as exclusive financial advisor to Boeing, and Mayer Brown LLP is acting as outside counsel. Kirkland & Ellis LLP is acting as legal counsel to Thoma Bravo.

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About Boeing

A leading global aerospace company and top U.S. exporter, Boeing develops, manufactures and services commercial airplanes, defense products and space systems for customers in more than 150 countries. Our U.S. and global workforce and supplier base drive innovation, economic opportunity, sustainability and community impact. Boeing is committed to fostering a culture based on our core values of safety, quality and integrity.

About Thoma Bravo

Thoma Bravo is one of the largest software-focused investors in the world, with over US$179 billion in assets under management as of December 31, 2024. Through its private equity, growth equity and credit strategies, the firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging Thoma Bravo’s deep sector knowledge and strategic and operational expertise, the firm collaborates with its portfolio companies to implement operating best practices and drive growth initiatives. Over the past 20+ years, the firm has acquired or invested in approximately 520 companies representing approximately US$275 billion in enterprise value (including control and non-control investments). The firm has offices in Chicago, Dallas, London, Miami, New York and San Francisco. For more information, visit Thoma Bravo’s website at thomabravo.com.

Caution Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and other similar words or expressions, or the negative thereof, generally can be used to help identify these forward-looking statements. Examples of forward-looking statements include statements relating to the anticipated benefits of the transaction, future collaborations between the parties, and the timetable for completing the transaction, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on expectations and assumptions that we believe to be reasonable when made, but that may not prove to be accurate. Forward-looking statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to general conditions in the economy and our industry, including those due to regulatory changes, the ability of the parties to consummate the transaction, and other important factors disclosed previously and from time to time in Boeing’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Contact:

Boeing

Media@Boeing.com

Thoma Bravo

Megan Frank

mfrank@thomabravo.com

or

FGS Global

Abby Farr/Akash Lodh

ThomaBravo-US@fgsglobal.com